UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2025

Twin Vee PowerCats Co.

(Exact name of registrant as specified in its charter)

Delaware	001-40623	27-1417610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 S. US-1

Ft. Pierce, Florida 34982

(Address of principal executive offices)

(772) 429-2525

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	VEEE	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2025, the Board of Directors (the “Board”) of Twin Vee PowerCats Co. (the “Company”) appointed Scott Searles to serve as Interim Chief Financial Officer of the Company, effective immediately, while the Company undertakes a search to identify a permanent successor. In this role, Mr. Searles will serve as the Company’s principal financial officer.

Mr. Searles, age 50, has 20 years of corporate experience in senior and executive level finance and operational roles, including finance and accounting, treasury, investor relations and corporate communications, risk management, and other related roles. Mr. Searles also serves as Vice President of FP&A at The Nuclear Company, a position he has held since August 2025. From February 2025 to June 2025, he served as interim Vice President of FP&A at PODS Enterprises LLC. From December 2018 to February 2025, he served as Senior Director FP&A at Walmart Inc. (NYSE: WMT). Mr. Searles holds a Master of Business Administration in Strategy and Finance from the Georgetown University McDonough School of Business and a Bachelor of Science in Computer Science and Engineering from Pennsylvania State University.

In connection with his appointment, the Company entered into an employment agreement (the “Employment Agreement”) to employ Mr. Searles as the Company’s Interim Chief Financial Officer for a term of ninety days, effective as of September 17, 2025. Under the terms of the Employment Agreement, Mr. Searles will receive a base salary of $60,000 for the term period and is eligible to receive stock options to purchase shares of Company common stock or such other equity awards as the Board may determine in its sole discretion. The Employment Agreement provides that Mr. Searles is eligible to participate in all benefit and fringe benefit plans generally made available to the Company’s other executive officers.

The Employment Agreement provides that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Mr. Searles; (iii) by Mr. Searles upon 30 days written notice to the Company; (iv) by the Company upon notice. In the event of a termination by the Company or by Mr. Searles, all further vesting of his outstanding equity awards will terminate immediately and all payments of compensation by the Company to him will terminate immediately, except that in the event of a termination by the Company, Mr. Searles will receive the balance of the base salary. In the event of Mr. Searles’s termination due to death or disability, Mr. Searles will receive full vesting for any outstanding, unvested equity awards granted under the Company’s 2021 Plan. Mr. Searles’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Pursuant to the Employment Agreement, Mr. Searles is subject to a three-month post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions. The receipt of any termination benefits described above is subject to Mr. Searles’s execution of a release of claims in favor of the Company, a form of which is attached as an exhibit to the Employment Agreement.

There are no family relationships between Mr. Searles and any of the Company’s directors or executive officers, nor does Mr. Searles have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Other than as described above, there were no arrangements or understandings by which Mr. Searles was appointed as Interim Chief Financial Officer.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated September 17, 2025, by and between Twin Vee PowerCats Co. and Scott Searles
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2025	TWIN VEE POWERCATS CO. (Registrant)

	By:	/s/ Joseph Visconti
	Name:	Joseph Visconti
	Title:	Chief Executive Officer and President